October 20, 2016

VIA ONLINE FORM
Securities and Exchange Commission
Washington, D.C. 20549

RE: Empire the Musical Worldwide, LLC - Opinion re Legality


To Whom it May Concern:

I am counsel for Empire the Musical Worldwide, LLC (the "Company"), and this letter is written as of the date above in connection with the Company's offering of securities pursuant to Regulation A (17 CFR 230.251 et seq.). When the securities offered hereunder are sold, they will have been legally issued, fully paid, and non-assessable.

This opinion is rendered as part of Form 1-A of the Company's Offering Statement. In rendering this opinion, we have made assumptions of validity of signatures, that there exist, after due inquiry, no other, conflicting agreements of which we have not been made aware. We also assume, after due inquiry, no extraordinary extrinsic material conditions of which we have not been made aware of (for example, force majeure, or bankruptcy).

If you have any questions or wish to discuss anything contained in this letter, please feel free to contact us at (212) 230-
1300.


      Sincerely,

		FELDMAN, GOLINSKI & REEDY, PLLC



							By:  Ben Feldman, Esq.




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